Exhibit 99.1

For More Information Contact:

Media:	Investors:
Ingram Micro Inc.	Ingram Micro Inc.
Jim Trainor (714) 382-2378	Ria Marie Carlson (714) 382-4400
jim.trainor@ingrammicro.com	ria.carlson@ingrammicro.com

Chris Kelly (714) 382-3355	Kay Leyba (714) 382-4175
chris.kelly@ingrammicro.com	kay.leyba@ingrammicro.com

INGRAM MICRO REPORTS
FOURTH QUARTER and FULL-YEAR 2006 RESULTS

Record annual revenues and net income

All regions record more than 150 basis points of operating margin for the first time

     SANTA ANA, Calif., Feb. 15, 2007 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced financial results for the fourth quarter and fiscal year of 2006 (ended Dec. 30, 2006).

     Worldwide sales for the fourth quarter were $8.85 billion, an 11-percent increase from $7.96 billion in the prior-year period. The translation impact of the relatively stronger European currencies had an approximate three-percentage-point positive effect on comparisons to the prior year. Sales for the 2006 fiscal year were $31.36 billion, a 9-percent increase over 2005 and an all-time record.

     Fourth-quarter net income was $91.7 million or $0.53 per diluted share. This includes stock-based compensation expense related to the adoption of Statement of Financial Accounting Standards No. 123R of $6.7 million or approximately $0.03 per diluted share.

     The fourth-quarter results also include the following items that were not factored into the company’s guidance for the quarter:

  A favorable legal settlement of approximately $4 million, or a benefit of $0.02 per diluted share, reflecting a recovery from a customer bankruptcy.

  A reduction of the effective tax rate from 28.0 percent for the first nine months of 2006 to 27.6 percent for the full year, based primarily on the end-of-year mix of profits across various tax jurisdictions, resulting in a benefit of $0.01 per diluted share.

  An increase in outstanding shares to approximately 174 million compared to 171 million disclosed in the company’s guidance, which had a negative impact of approximately $0.01 per diluted share.

  Complications in migrating to a new warehouse management system in Germany, which had a negative impact of approximately $0.03 to $0.04 per diluted share relative to the estimates included in the company’s fourth-quarter guidance.

2-2-2 Ingram Micro Reports Fourth Quarter 2006 Results

     In addition, pending legislation in Brazil, if enacted into law before the company files its 2006 Form 10-K later this month, is likely to adversely impact the company’s fourth-quarter results. The potential impact is not included in these reported results. More detail is found under “Legal Matters” in this news release.

     In the prior-year period, net income based on generally accepted accounting principles (GAAP) was $84.4 million, or $0.51 per diluted share. These results included major-program and integration costs of $8.2 million related to the company’s outsourcing and optimization plan in North America and the integration of Tech Pacific, which the company acquired in November 2004. Year-ago net income on a non-GAAP basis, which excludes these costs, was $90.0 million, or $0.54 per diluted share.

     “We closed the year with record annual sales and income,” said Gregory M. Spierkel, chief executive officer, Ingram Micro Inc. “For the fourth quarter, sales hit a quarterly record and all four regions reported operating margins of more than 150 basis points for the first time in company history. Nearly every country performed well. While issues in Germany clouded our income performance during the quarter, the warehouse management system is now running effectively. We believe the upgraded system will drive a more efficient and productive operation for Germany and the region.”

Additional Fourth-Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial statements and schedules attached to this news release or visit www.ingrammicro.com.

Regional Sales

o	North American sales were $3.68 billion (42 percent of total revenues), an increase of 12 percent versus the $3.27 billion reported in the year-ago quarter.

o	European sales (in U.S. dollars) were $3.23 billion (36 percent of total revenues), an increase of 7 percent versus the $3.01 billion in the year-ago quarter. The translation impact of the relatively stronger European currencies had an approximate 9-percentage-point positive impact on comparisons to the prior year.

o	Asia-Pacific sales were $1.50 billion (17 percent of total revenues) or an increase of 20 percent versus the $1.25 billion reported in year-ago quarter.

o	Latin American sales were $444 million (5 percent of total revenues), an increase of 6 percent versus the $420 million in the year-ago quarter.

Gross Margin

     Gross margin was 5.45 percent, a decrease of 16 basis points versus the prior-year quarter, but a sequential increase of five basis points. The decrease versus the prior year is due in large part to operational

3-3-3 Ingram Micro Reports Fourth Quarter 2006 Results

issues resulting from the conversion to a new warehouse management system in Germany, as well as competitive pricing in North America and Europe relative to the prior year period.

Operating Expenses

     Total operating expenses were $340.7 million, or 3.85 percent of revenues, versus $314.4 million, or 3.95 percent of revenues, in the year-ago quarter. The current-quarter expenses included $6.7 million of the non-cash stock compensation described above and approximately $2.2 million in incremental technology enhancements, which were not included in the prior-year results. For comparison purposes, non-GAAP operating expenses in the year-ago period, excluding the $8.2 million in major-program and integration costs, were $306.2 million, or 3.85 percent of revenues.

Operating Income

     Worldwide operating income was $141.7 million, or 1.60 percent of revenues. The aggregate impact of the non-cash stock compensation and technology enhancement expense items noted above was approximately 10 basis points.

     Operating income in the prior-year quarter was $131.7 million or 1.66 percent of revenues. For comparison purposes, non-GAAP operating income in the year-ago period, excluding major-program and integration costs was $139.9 million, or 1.76 percent of revenues.

     The stock-based compensation expense is presented as a separate reconciling amount in the company’s segment reporting; therefore, this expense is included in the worldwide operating results but not in the operating results of the regions.

o	North American operating income was $64.6 million or 1.76 percent of revenues versus $55.1 million or 1.68 percent of revenues in the year-ago quarter. For comparison purposes, in the year- ago period, North American operating income on a non-GAAP basis, which excludes major- program costs, was $60.7 million or 1.85 percent of revenues.

o	European operating income was $49.2 million or 1.52 percent of revenues versus $57.1 million or 1.90 percent of revenues in the year-ago quarter. For comparison purposes, in the year-ago period, European operating income on a non-GAAP basis was $57.1 million or 1.89 percent of revenues. The year-over-year decline in operating income is attributable to complications in migrating to the new warehouse management system in Germany, as well as competitive pricing pressures relative to the prior-year period.

o	Asia-Pacific operating income was $22.8 million or 1.52 percent of revenues versus $8.9 million or 0.71 percent in the year-ago quarter. For comparison purposes, in the year-ago period, Asia-Pacific

4-4-4 Ingram Micro Reports Fourth Quarter 2006 Results

operating income on a non-GAAP basis, which excluded integration costs related to the acquisition of Tech Pacific, was $11.5 million or 0.92 percent of revenues.

o	Latin American operating income was $11.8 million or 2.66 percent of revenues versus $10.6 million or 2.54 percent of revenues in the year-ago quarter.

Other income and expenses for the quarter increased to $16.0 million versus $10.8 million in the year-ago period primarily due to higher market interest rates and additional working capital associated with higher sales.

Total depreciation and amortization was $15.7 million.

Capital expenditures were approximately $11.0 million.

Balance Sheet

  The cash balance at the end of the quarter was $333 million, a 3-percent increase from the $324 million balance at the end of 2005.

  Total debt was $510 million, a decrease of $95 million from year-end 2005. At year end, the debt balance excludes $69 million of receivables that were sold under a factoring facility. Debt-to-capitalization was 15 percent, a decrease of five percentage points versus the end of 2005.

  Inventory was $2.68 billion compared to $2.21 billion at the end of the prior year.

  Working capital days were 22 compared to 21 at the end of the prior year.

     “I’m pleased with the performance of our business units, particularly in light of the transition issues in Germany,” said William D. Humes, executive vice president and chief financial officer, Ingram Micro Inc. “Sales growth was strong in all parts of the world – from the U.S. to Mexico, Italy, India and China – with robust growth in the North American and Asia-Pacific regions driving sales above our guidance range and analysts’ expectations.”

Legal Matters

     As previously disclosed in SEC filings, the company’s Brazilian subsidiary has been assessed for commercial taxes on its purchase of imported software for the period January to September 2002. The principal amount of the tax assessed for this period is $5.9 million. It has been management’s opinion, based upon existing law and the opinion of outside legal counsel, that the company has valid defenses to the assessment of these taxes for the 2002 assessed period, as well as any subsequent periods. Accordingly, no reserve has been established previously for such potential losses.

     However, proposed changes to the tax law were approved by the Brazilian legislature on February 6, 2007, and submitted to the president for signature on February 9, 2007. If enacted, it is management’s opinion,

5-5-5 Ingram Micro Reports Fourth Quarter 2006 Results

based upon the opinion of outside legal counsel, that the company likely will be required to take a charge of approximately $33 million or $0.19 per diluted share, which represents $5.9 million of tax for the 2002 assessed period and $27.1 million of potential tax assessment for the period from October 2002 through December 2005. The pending statute provides that no tax is due on such software importation after Jan. 1, 2006.

     While the tax authorities may seek to impose interest and penalties in addition to the tax assessed, the company continues to believe, based on the opinion of outside legal counsel, that it has valid defenses to the assessment of interest and penalties, which as of Dec. 30, 2006, potentially amount to approximately $41.6 million. Therefore, the company currently does not anticipate establishing an additional reserve for interest and penalties.

     Management cannot assess the likelihood of the legislation in its current form being signed by the president. Therefore, the company anticipates that the $33 million charge relating to the commercial taxes will be recorded if and when the legislation is enacted. If the pending legislation is enacted prior to the filing of the company’s 2006 Form 10-K, the charge will be recorded in the fiscal quarter ended Dec. 30, 2006. If, however, the legislation is enacted after the filing of the company’s 2006 Form 10-K, the charge will be recorded in the period in which the legislation is enacted.

Fiscal Year Results

     Fiscal 2006 sales and net income hit record levels. Of the $31.36 billion in worldwide sales for the year ended Dec. 30, 2006, North America generated 43 percent of revenues at $13.58 billion (an 11-percent increase over the prior year); Europe generated 34 percent of revenues at $10.75 billion (a 3-percent increase over the prior year); Asia-Pacific generated 18 percent of revenues at $5.54 billion (a 14-percent increase over the prior year); and Latin America generated 5 percent of revenues at $1.48 billion (a 12-percent increase over the prior year). The full-year gross margin was 5.37 percent, a decrease of 10 basis points versus 2005.

     Worldwide operating income for the full year was $422.4 million or 1.35 percent of revenues versus $362.2 million or 1.26 percent of revenues for 2005. The 2006 full-year results included $28.9 million of non-cash stock compensation expenses and approximately $10.3 million of incremental technology enhancement costs, which were not included in the prior-year results. The combined effect of these incremental items represents approximately 13 basis points of sales for the twelve-month period. For comparison purposes, operating income on a non-GAAP basis, excluding major-program costs of $39.2 million, was $401.4 million, or 1.39 percent of revenues, in the prior-year period.

     Net income was $265.8 million or $1.56 per diluted share versus $216.9 million or $1.32 per diluted share in 2005. For comparison purposes, full-year net income on a non-GAAP basis – which excludes major-program and integration costs and special items – was $248.4 million or $1.51 per diluted share in the prior year.

6-6-6 Ingram Micro Reports Fourth Quarter 2006 Results

Capital expenditures for the full year were $39.2 million, while depreciation and amortization was $61.2 million.

Outlook for the First Quarter

     The following statements are based on the company’s current expectations and internal forecasts. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

     The company’s expected results for the first quarter 2007, ending March 31, 2007, include:

  Revenue of $8.10 billion to $8.35 billion.

  Net income of $63 million to $70 million, or $0.36 to $0.40 per diluted share.

     The expected results are based on approximately 175 million weighted average shares outstanding and a 28-percent effective tax rate, and excludes the potential impact of the Brazilian legal matter discussed above.

     “Our first-quarter guidance reflects normal seasonality with a generally solid demand environment throughout the world,” said Spierkel. “The system issues relating to the German warehouse operations are largely behind us, with customer-service metrics back to normal levels. Now, the country’s focus will now be directed toward regaining market share and driving sales. The worldwide initiatives we developed and executed over the last 18 months provided the backbone for superior performance during 2006, and we expect these will serve us equally well into 2007. We are looking ahead, focused on growth, superior execution and innovation.”

Conference Call and Webcast

     Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. EST. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s Web site at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (888) 455-0750 (toll-free within the United States and Canada) or (517) 308-9002 (other countries).

     The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, stock-based compensation expense, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital

7-7-7 Ingram Micro Reports Fourth Quarter 2006 Results

investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or risks associated with entry into new markets, including geographies, products and services, could negatively impact our future operating results; (6) an interruption or failure of or disruptions due to changes to our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information and may adversely impact our results of operations; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (8) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (9) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or we may be required to pay additional tax assessments; (10) we cannot predict with certainty, the outcome of the SEC and U.S. Attorney’s inquiries or assessments by Brazilian taxing authorities; (11) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers --increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro's Annual Report on Form 10-K for the year ended December 31, 2005; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 140 countries and is the only global broadline IT distributor with operations in Asia. Visit www.ingrammicro.com.

# # #

© 2007 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Dollars in 000s)
(Unaudited)

	December 30, 2006	December 31, 2005

ASSETS
Current assets:
Cash and cash equivalents	$333,339	$324,481
Trade accounts receivable, net	3,316,723	3,186,115
Inventories	2,682,558	2,208,660
Other current assets	413,453	352,042

Total current assets	6,746,073	6,071,298

Property and equipment, net	171,435	179,435
Goodwill	643,714	638,416
Other	143,085	145,841

Total assets	$7,704,307	$7,034,990

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,788,605	$3,476,845
Accrued expenses	440,383	479,422
Current maturities of long-term debt	238,793	149,217

Total current liabilities	4,467,781	4,105,484

Long-term debt, less current maturities	270,714	455,650
Other liabilities	45,337	35,258

Total liabilities	4,783,832	4,596,392

Stockholders' equity	2,920,475	2,438,598

Total liabilities and stockholders' equity	$7,704,307	$7,034,990

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended

	December 30, 2006	December 31, 2005

Net sales	$8,852,793	$7,956,500
Cost of sales	8,370,426	7,510,340

Gross profit	482,367	446,160

Operating expenses:
Selling, general and administrative (1)	340,710	309,119
Reorganization costs (credits)	(23)	5,317

	340,687	314,436

Income from operations	141,680	131,724
Interest and other	16,047	10,825

Income before income taxes	125,633	120,899
Provision for income taxes	33,891	36,542

Net income	$91,742	$84,357

Diluted earnings per share:
Net income	$0.53	$0.51

Diluted weighted average
shares outstanding	174,065,664	166,516,907

(1)	Stock-based compensation expense of $6,702 was recognized for the thirteen weeks ended December 30, 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," which was adopted effective January 1, 2006.

Ingram Micro Inc.
Consolidated Statement of Income
(Dollars in 000s, except per share data)
(Unaudited)

	Fifty-two Weeks Ended

	December 30, 2006	December 31, 2005

Net sales	$31,357,477	$28,808,312
Cost of sales	29,672,192	27,233,334

Gross profit	1,685,285	1,574,978

Operating expenses:
Selling, general and administrative (1)	1,264,568	1,196,516
Reorganization costs (credits)	(1,727)	16,276

	1,262,841	1,212,792

Income from operations	422,444	362,186
Interest and other	55,111	60,249

Income before income taxes	367,333	301,937
Provision for income taxes	101,567	85,031

Net income	$265,766	$216,906

Diluted earnings per share:
Net income	$1.56	$1.32

Diluted weighted average
shares outstanding	170,875,794	164,331,166

(1)	Stock-based compensation expense of $28,875 was recognized for the fifty-two weeks ended December 30, 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," which was adopted effective January 1, 2006.

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Dollars in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended December 31, 2005

	As Reported Under GAAP		Special Items		Non-GAAP Financial Measure

Operating expenses	$314,436	(d)	$(8,190	) (a)	$306,246	(d)
Income from operations	131,724		8,190	(a)	139,914
Net income	84,357		5,662	(b)	90,019

Diluted earnings per share	$0.51		$0.03	(c)	$0.54

(a) Includes: (1) costs associated with the Company's outsourcing and optimization plan in North America, comprised of reorganization costs of $3,330, primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $2,251 charged to selling, general and administrative expenses, primarily comprised of consulting, retention and other transition costs, as well as incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures; and (2) costs associated with the integration of Tech Pacific in Asia-Pacific, comprised of reorganization costs of $2,034, primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $622 charged to selling, general and administrative expenses, primarily comprised of consulting and incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures; and (3) partially offset by a credit adjustment of $47 in Europe for lower than expected costs to settle lease obligations related to previous actions.

(b) Includes adjustments noted in footnote (a) above, less estimated income taxes, as well the reversal of deferred tax liabilities of $184 related to the gain on sale of available-for-sale securities in 1999 and 2000.

(c) Includes adjustments noted in footnote (b) above on a per share basis, calculated by dividing the adjusted amounts by the diluted weighted average shares outstanding of 166,516,907.

(d) As a percentage of net sales, GAAP operating expenses for the thirteen weeks ended December 31, 2005 represented 3.95% and non-GAAP operating expenses represented 3.85% . For comparative purposes, operating expenses for the thirteen weeks ended December 30, 2006 represented 3.85% of net sales.

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Dollars in 000s, except per share data)
(Unaudited)

	Fifty-two Weeks Ended December 31, 2005

	As Reported Under GAAP		Special Items		Non-GAAP Financial Measure

Operating expenses	$1,212,792	(d)	$(39,211	) (a)	$1,173,581	(d)
Income from operations	362,186		39,211	(a)	401,397
Net income	216,906		31,459	(b)	248,365

Diluted earnings per share	$1.32		$0.19	(c)	$1.51

(a) Includes: (1) costs associated with the Company's outsourcing and optimization plan in North America, comprised of reorganization costs of $9,649, primarily related to employee termination benefits for workforce reductions, lease exit costs for facility consolidations and an adjustment related to a previous action for a higher than expected lease obligation, and $16,933 charged to selling, general and administrative expenses, primarily comprised of consulting, retention and other transition costs, as well as incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures; and (2) costs associated with the integration of Tech Pacific in Asia-Pacific, comprised of reorganization costs of $6,709, primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $6,002 charged to selling, general and administrative expenses, primarily comprised of consulting, retention and other costs associated with the integration, as well as incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures associated with the integration; and (3) partially offset by credit adjustments of $82 in Europe for lower than expected costs to settle lease obligations related to previous actions.

(b) Includes adjustments noted in footnote (a) above as well as a pre-tax charge of $8,413 on the redemption of the Company's senior subordinated notes and termination of related interest-rate swap agreements, less estimated income taxes related to these items; and an income tax benefit of $2,385 for the reversal of previously accrued state income taxes related to gains on the sale of securities in 1999 and 2000.

(c) Includes adjustments noted in footnote (b) above on a per share basis calculated by dividing the adjusted amounts by the diluted weighted average shares outstanding of 164,331,166.

(d) As a percentage of net sales, GAAP operating expenses for the fifty-two weeks ended December 31, 2005 represented 4.21% and non-GAAP operating expenses represented 4.07% . For comparative purposes, operating expenses for the fifty-two weeks ended December 30, 2006 represented 4.03% of net sales.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended December 30, 2006

	Net Sales	Operating Income	Operating Margin

North America	$3,676,471	$64,632	1.76%
Europe	3,232,104	49,152	1.52%
Asia-Pacific	1,500,655	22,793	1.52%
Latin America	443,563	11,805	2.66%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(6,702)	-

Consolidated Total	$8,852,793	$141,680	1.60%

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Thirteen Weeks Ended December 31, 2005

	Net Sales	GAAP Operating Income	Special Items (a)	Non-GAAP Operating Income

North America	$3,273,477	$55,075	$5,581	$60,656
Europe	3,012,510	57,106	(47)	57,059
Asia-Pacific	1,250,149	8,882	2,656	11,538
Latin America	420,364	10,661	-	10,661

Consolidated Total	$7,956,500	$131,724	$8,190	$139,914

	GAAP Operating Margin	Special Items	Non-GAAP Operating Margin (b)

North America	1.68%	0.17%	1.85%
Europe	1.90%	(0.01%)	1.89%
Asia-Pacific	0.71%	0.21%	0.92%
Latin America	2.54%	-	2.54%
Consolidated Total	1.66%	0.10%	1.76%

(a) Special items in 2005 include: (1) costs associated with the Company's outsourcing and optimization plan in North America, comprised of reorganization costs of $3,330, primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $2,251 charged to selling, general and administrative expenses, primarily comprised of consulting, retention and other transition costs, as well as incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures; and (2) costs associated with the integration of Tech Pacific in Asia-Pacific, comprised of reorganization costs of $2,034, primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $622 charged to selling, general and administrative expenses, primarily comprised of consulting and incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures; and (3) partially offset by a credit adjustment of $47 in Europe for lower than expected costs to settle lease obligations related to previous actions.

(b) Non-GAAP operating margin is calculated by dividing non-GAAP operating income by net sales.

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Fifty-two Weeks Ended December 30, 2006

	Net Sales	Operating Income	Operating Margin

North America	$13,584,978	$225,183	1.66%
Europe	10,753,995	126,823	1.18%
Asia-Pacific	5,537,485	69,373	1.25%
Latin America	1,481,019	29,940	2.02%
Reconciling amount (stock-based compensation
under SFAS 123R)	-	(28,875)	-

Consolidated Total	$31,357,477	$422,444	1.35%

Ingram Micro Inc.
Supplementary Information
Income from Operations
(Dollars in 000s)
(Unaudited)

	Fifty-two Weeks Ended December 31, 2005

	Net Sales	GAAP Operating Income	Special Items (a)	Non-GAAP Operating Income

North America	$12,216,790	$157,624	$26,582	$184,206
Europe	10,424,026	143,377	(82)	143,295
Asia-Pacific	4,843,135	39,768	12,711	52,479
Latin America	1,324,361	21,417	-	21,417

Consolidated Total	$28,808,312	$362,186	$39,211	$401,397

	GAAP Operating Margin	Special Items	Non-GAAP Operating Margin (b)

North America	1.29%	0.22%	1.51%
Europe	1.38%	(0.01%)	1.37%
Asia-Pacific	0.82%	0.26%	1.08%
Latin America	1.62%	-	1.62%
Consolidated Total	1.26%	0.13%	1.39%

(a) Special items in 2005 include: (1) costs associated with the Company's outsourcing and optimization plan in North America, comprised of reorganization costs of $9,649, primarily related to employee termination benefits for workforce reductions, lease exit costs for facility consolidations and an adjustment related to a previous action for a higher than expected lease obligation, and $16,933 charged to selling, general and administrative expenses, primarily comprised of consulting, retention and other transition costs, as well as incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures; and (2) costs associated with the integration of Tech Pacific in Asia-Pacific, comprised of reorganization costs of $6,709, primarily related to employee termination benefits for workforce reductions and lease exit costs for facility consolidations, and $6,002 charged to selling, general and administrative expenses, primarily comprised of consulting, retention and other costs associated with the integration, as well as incremental depreciation of fixed assets resulting from the reduction in useful lives to coincide with the facility closures associated with the integration; and (3) partially offset by credit adjustments of $82 in Europe for lower than expected costs to settle lease obligations related to previous actions.

(b) Non-GAAP operating margin is calculated by dividing non-GAAP operating income by net sales.